EXHIBIT 23.1

                              BAUM & COMPANY, P.A.




The Board of Directors
Genetic Vectors, Inc.:


We consent to the use of our independent auditors' report of DNA Sciences, Inc. and the accompanying financial statements in Genetic Vectors, Inc.'s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Baum & Company, P.A.

/S/ Baum & Company, P.A.



Coral Springs, Florida
August 21, 2000